Exhibit 99.1

Company / Investor Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Realty Trust to Redeem All Outstanding

5.40% Guaranteed Notes due 2014 (the “2014 Notes”) and

7.50% Guaranteed Notes due 2015 (the “2015 Notes”)

RADNOR, PA, September 16, 2014 - Brandywine Realty Trust (the “Company”) (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), intends to redeem all of the outstanding 5.40% Guaranteed Notes due 2014 (the “2014 Notes”) and 7.50% Guaranteed Notes due 2015 (the “2015 Notes”) issued by the Operating Partnership ( the 2014 Notes and the 2015 Notes, collectively, the “Notes”).

The redemption date will be October 16, 2014 (the “Redemption Date”).

The 2014 Notes will be redeemed at a redemption price equal to $1,002.13 per $1,000 principal amount of 2014 Notes representing the sum of (i) 100% of the aggregate principal amount being redeemed plus accrued but unpaid interest thereon to the Redemption Date, and (ii) the amount of the excess, if any, of (x) the aggregate present value as of the Redemption Date of the principal amount of 2014 Notes being redeemed and applicable interest payable thereon (exclusive of interest accrued to the Redemption Date) that would have been payable in respect of such principal amount if such redemption had not been made, discounted on a semi-annual basis at the reinvestment set forth in the 2014 Notes, determined on the third Business Day preceding the date of the Notice of Redemption, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the Redemption Date, over (y) the aggregate principal amount of 2014 Notes being redeemed.

The 2015 Notes will be redeemed at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2015 Notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2015 Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate set forth in the 2015 Notes determined as of the third business day preceding the Redemption Date plus 75 basis points, plus, in the case of either (i) or (ii) above, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

From and after the Redemption Date, interest will cease to accrue, and on and after the Redemption Date the only remaining rights of holders of Notes will be to receive payment of the applicable redemption price.

The notice of redemption and other materials relating to the redemption of the Notes will be mailed on or about September 16, 2014. As will be specified in the notice of redemption, payment of the redemption price will be made only upon presentation and surrender of the Notes to The Bank of New York Mellon by hand or by mail at the address set forth in such notice. Notes that are held through the Depository Trust Company (“DTC”) will be redeemed in accordance with the applicable procedures of DTC.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and suburban office portfolio comprising 284 properties and 33.7 million square feet as of June 30, 2014.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Operating Partnership its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

statements. Such risks, uncertainties and other factors relate to, among others, the Operating Partnership’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Operating Partnership and the forward-looking statements contained herein are included in the Operating Partnership’s filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013. Neither Brandywine Realty Trust nor the Operating Partnership assumes any obligation to update or supplement forward-looking statements that become untrue because of subsequent events, except to the extent otherwise required by law.

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622